Exhibit 99.1

FOR IMMEDIATE RELEASE

Bay Bank, FSB Assumes Deposits and Purchases
Certain Assets of Slavie Federal Savings Bank

LUTHERVILLE, MD—May 30, 2014 – Bay Bank, FSB announced today that it has entered into a Purchase and Assumption Agreement with the Federal Deposit Insurance Corporation (“FDIC”) to assume all deposits, totaling approximately $115 million, and purchase certain assets, including $94 million of loans, of Slavie Federal Savings Bank in Bel Air, Maryland.  The FDIC will retain all of the other real estate owned (OREO) in the transaction and there will be no loss share agreement between the FDIC and Bay Bank.  Slavie Federal Savings Bank is an institution with over 100 years of history in Maryland and currently operates two branch offices – one located in Harford County (Bel Air) and the second in Baltimore City.

After the close of business on Friday, May 30, 2014, the Office of the Comptroller of the Currency closed Slavie Federal Savings Bank and the FDIC was named as receiver.  In order to protect the depositors, the FDIC entered into an agreement with Bay Bank, FSB to assume all of the deposits at Slavie Federal Savings Bank.  Slavie Federal Savings Bank locations will reopen as branches of Bay Bank, FSB at normal banking hours on Saturday, May 31, 2014 and the former Slavie Federal Savings Bank depositors will be able to conduct their banking business as usual. Slavie Federal Savings Bank customers can access their money by writing checks, using ATMs, debit cards or the Internet.  Checks drawn on Slavie Federal Savings Bank will continue to be accepted.  Loan customers should continue to make their payments as usual.

Kevin Cashen, President and CEO of Bay Bank, FSB commented, “We are pleased to welcome Slavie Federal Savings Bank customers to the Bay Bank family and want to assure all customers of Slavie that their deposits are safe and accessible.  As a local bank with branch offices in the communities served by Slavie, we are confident that the Slavie customers will have the best financial products and services at their disposal.  As a bank focused on financial strength, relationships and service, we look forward to getting to know our new customers from Slavie.  We feel that strong banking makes for strong communities and look forward to the opportunity to support the customers of Slavie Federal Savings Bank going forward.”

“This acquisition is part of our continuing strategy to build a solid, local community bank in the Baltimore/Washington region,” said Joseph J. Thomas, Executive Chairman of Bay Bancorp.  “Our recently announced equity raise of $7 million provides Bay Bank with capital to support this well-structured transaction as well as fund future growth.  The addition of Slavie, Bay’s third bank acquisition, strengthens our position as a leader in the local community bank market and bolsters our scale with total assets now exceeding $500 million,” added Thomas.

Slavie Federal Savings Bank deposit customers will receive a letter providing additional details concerning their accounts and are encouraged to visit www.baybankmd.com or call 410-494-2580 for additional information.

Customers who have questions about today’s transaction can call the FDIC toll free at 800-894-2810.  This number will be operation Friday until 9:00 pm, EDT; Saturday from 9:00 am to 6:00 pm, EDT; and Sunday from Noon to 6:00 pm, EDT and thereafter from 8:00 am to 8:00 pm, EDT.

About Bay Bank

Bay Bancorp, Inc. is the holding company for Bay Bank, FSB, a federal savings bank headquartered in Lutherville, Maryland.  Bay Bank is focused on providing superior customer service to the local communities in our market.  Bay Bank serves the community with a network of 12 branches strategically located throughout the region.  Bay Bank serves local consumers, small and medium size businesses, professionals and other valued customers by offering a broad suite of financial products and services, including on-line and mobile banking, commercial banking, cash management, mortgage lending and retail banking.  A locally based financial institution, the Bank has total assets exceeding $500 million.  Bay Bancorp, Inc., trades on the NASDAQ Capital Market under the ticker symbol “BYBK”.  Investor information is available on Bay Bank’s website at www.baybankmd.com.

Contact:	Kevin B. Cashen, President
Bay Bank, FSB (410) 427-3707 kcashen@baybankmd.com